Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478 E-mail: investor@spx.com

Tina Betlejewski (Media) 704-752-4454 E-mail: spx@spx.com

SPX TO SELL EDWARDS SYSTEMS TECHNOLOGY TO GENERAL ELECTRIC

Provides 2004 Guidance Update

CHARLOTTE, NC – November 15, 2004 – SPX Corporation (NYSE: SPW) today announced a definitive agreement to sell its Edwards Systems Technology (“EST”) business to General Electric (NYSE:GE) for $1.395 billion in cash. The sale is subject to antitrust clearance and customary closing conditions and is expected to be completed in the first quarter of 2005.

John B. Blystone, Chairman, President and CEO of SPX, said, “The sale of EST exemplifies our disciplined approach to unlocking value for SPX shareholders. This transaction is consistent with our “fix, grow, sell” strategy and affirms the Value Improvement Process® we have used since 1996. We are pleased to have developed and expanded EST from a fire detection business to a global building life-safety systems provider that has generated solid profitability and cash flow for SPX over the past six years. This transaction will yield significant after-tax proceeds for SPX that we will use to further strengthen our balance sheet.”

EST engineers and develops fire detection and building life-safety systems as well as school and healthcare communications systems. EST’s products and services include networked and standalone fire alarm systems; emergency evacuation packages; advanced signaling solutions; the industry’s only integrated fire, access control and security platform; nurse-call products; and digital school and industrial audio intercoms.

EST was acquired by SPX in 1998 as part of the acquisition of General Signal. Over the past six years, SPX substantially augmented EST, completing ten bolt-on acquisitions and investing over $150 million in capital to grow the business.

SPX intends to use the net proceeds from the transaction to pay down debt and buy back equity. Together with proceeds from the previously announced divestiture of BOMAG and expected cash from operations, SPX expects available liquidity, prior to debt reduction and equity repurchases, to exceed $2.0 billion.

As a result of today’s announced sale of EST, the pending sale of BOMAG, the uncertain timing of the closing of those transactions and other potential divestitures, and the earnings effect associated with likely changes to the company’s debt and equity structure, the company is withdrawing its guidance for 2004. The company had previously provided 2004 earnings per share guidance on a continuing operations and net income basis.

On October 29, SPX announced the sale of its BOMAG compaction business to Fayat for approximately $446 million in cash. Pursuant to Generally Accepted Accounting Principles (GAAP), BOMAG has been, and EST will be, reclassified as discontinued operations in the company’s financial statements. It is not currently possible to determine with certainty whether the BOMAG transaction will close in the fourth quarter of 2004 or first quarter of 2005.

Mr. Blystone said, “We are continuing our review of SPX’s businesses to identify those assets that we believe are a better strategic fit with other owners. As we consider the appropriate steps to monetize additional assets and further strengthen SPX’s balance sheet, we want to retain flexibility to do so in a manner that is tax-efficient and will create maximum value for SPX investors. While our segments continue to execute on the targets we presented on our third quarter earnings call, we believe it is appropriate to withdraw our guidance for 2004 at this time.”

J.P. Morgan and Fried, Frank, Harris, Shriver & Jacobson LLP served as financial and legal advisors, respectively, to SPX on the sale of EST.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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